Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2019 & Fourth Quarter Results

Fiscal 2019 diluted EPS of $1.61 vs. $2.32 for fiscal 2018

Fiscal 2019 non-GAAP diluted EPS of $1.60 vs. $1.91 for fiscal 2018

Fiscal 2019 GAAP operating income of $152.1 million vs. $167.3 million for fiscal 2018

WALNUT CREEK, Calif.--(BUSINESS WIRE)--November 26, 2019--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced financial results for its fiscal year and fourth quarter ended September 28, 2019.

Tim Cofer, Central Garden & Pet's new Chief Executive Officer said, “My early days at Central have strengthened my conviction that Central is well-positioned as a leader in the pet and garden industries. One of my observations is that we have opportunities to enhance our position by investing more in demand creation capabilities and initiatives to drive long-term sustainable profitable growth.”

Mr. Cofer continued, “These investments, while dampening our earnings growth rate in fiscal 2020, are expected to yield meaningful benefits in the years ahead. Over the next several months - informed by further conversations with all our stakeholders - I will be working with our team to build upon the current Central strategy and make adjustments where appropriate. I look forward to sharing the details of that plan in the spring.” Cofer concluded, “We have great brands, strong leadership, talented people and a dynamic entrepreneurial culture. I could not be more excited about the opportunities ahead.”

Commenting on the results for fiscal 2019, Niko Lahanas, CFO of Central Garden & Pet said, “We continue to feel confident about the fundamentals of our underlying businesses. A number of factors unfavorably impacted our performance in fiscal 2019, some of which may continue into 2020. The timing of the 2018 acquisition of the highly-seasonal Bell Nursery business, the underperformance of our animal health businesses, impacted by unfavorable weather and other factors, a higher amount of receivables and inventory write-offs, and a higher number of shares outstanding, all negatively impacted results versus the prior year.”

Mr. Lahanas continued, “Our focus on working capital has yielded encouraging results, with our cash from operations increasingly significantly year-over-year.”

Fiscal 2019 Summary

Net sales of $2.38 billion increased 7.6% compared to $2.22 billion a year ago, primarily due to acquisitions not present in prior year results. Branded product sales of $1.88 billion increased 6.7%, and sales of other manufacturers’ products increased 11.0% to $504.5 million. Organic sales growth for the year increased 1.5%, due to gains in the Garden segment. Gross margin decreased 100 basis points to 29.5% compared to 30.5% in the prior year, due in part to the impact of businesses acquired that were not in the prior year's results, which accounted for half of the gross margin decline. The underperformance in the Company's animal health businesses and unfavorable product mix also contributed to the margin decline. Price increases implemented during the year, as well as cost reductions, partially offset the negative impact of higher labor and freight costs and tariffs.

Fiscal 2019 GAAP Operating Income, Net Earnings and EPS

  Operating income of $152.1 million decreased 9.1% from $167.3 million in fiscal 2018, primarily impacted by lower results in the Company's animal health businesses, and the inclusion of seasonal losses of Bell Nursery that were not part of the results in the prior year period;
  Operating margin of 6.4% was down 120 basis points compared to fiscal 2018, impacted by a lower gross margin, as well as higher logistics expenses. Lower marketing expenses as a percent of sales mitigated a portion of the decline;
  Net income of $92.8 million, decreased 24.9% compared to $123.6 million in fiscal 2018;
  Earnings per share decreased 30.6% to $1.61 per fully diluted share on an 8.0% increase in the number of shares outstanding compared to the prior year; and
  Cash flow from operations increased to $205.0 million, up 79.6% or $90.9 million compared to the prior year.

Fiscal 2019 Non-GAAP Operating Income, Net Earnings and EPS

  Non-GAAP results for fiscal 2019 exclude the second quarter non-cash $3.2 million gain from the write-up of the Company's previous 45% ownership of the Arden Companies as well as a non-cash impairment of $2.5 million of intangible value associated with the Company's live fish business, due to the exit of the category by a large retailer;
  Non-GAAP results for fiscal 2018 exclude a favorable tax impact of $21.5 million for the revaluation of the Company's deferred tax accounts;
  Non-GAAP operating income for fiscal 2019 was $151.4 with an operating margin of 6.4%, compared to $167.3 million and 7.6%, respectively, in fiscal 2018;
  Non-GAAP net income for fiscal 2019 was $92.3 million, a 9.6% decrease compared to $102.1 million in fiscal 2018, negatively impacted by a higher effective tax rate;
  Non-GAAP earnings per fully diluted share decreased 16.2% to $1.60 from $1.91 in the prior fiscal year on a greater number of shares outstanding;
  EBITDA decreased 5.4%, or $11.6 million, to $202.9 million compared with fiscal 2018. The decrease was primarily due to the inclusion of two quarters of Bell Nursery results not in the prior year period. This negatively impacted fiscal 2019 EBITDA by $7 million.

Fiscal 2019 Fourth Quarter Financial Results

Net sales increased 7.7% to $540.7 million compared to $502.3 million in the fourth quarter a year ago, while organic sales grew 4.6%, driven by gains in both the Garden and Pet segments. Branded product sales of $415.0 million increased 4.9%, and sales of other manufacturers’ products of $125.7 million increased 17.7%. Gross margin decreased 180 basis points compared to the fourth quarter a year ago to 27.5%, with the inventory write-off in the Pet segment and unfavorable mix changes in the Garden segment the primary causes of the decline.

Fourth Quarter GAAP Operating Income, Net Earnings and EPS

  Operating income of $10.9 million was down $7.3 million or 40.3% compared to $18.2 million in the fourth quarter a year ago. Operating margin of 2.0% decreased 160 basis points compared to the fourth quarter a year ago, due to higher expenses related to writing off of receivables and inventory as well as one-time CEO transition costs;
  Net income decreased to $2.4 million from $10.6 million in the fourth quarter a year ago, as lower operating income and a higher tax rate compared to the fourth quarter a year ago more than offset a decrease in other expense. The tax rate last year included a favorable impact from the revaluation of the Company's deferred tax accounts. The decrease in other expense resulted principally from the remainder of the Arden business being purchased during the year and residing in the Garden segment during the quarter as opposed to being classified as other income in the fourth quarter a year ago; and
  Earnings per fully-diluted share decreased to $0.04 from $0.19 in the fourth quarter a year ago.

Fourth Quarter Non-GAAP Operating Income, Net Earnings and EPS

  Non-GAAP results for the fourth quarter of fiscal 2018 exclude a favorable tax impact of $5.1 million from the revaluation of the Company's deferred tax accounts;
  Non-GAAP net income decreased to $2.4 million from $5.4 million in the fourth quarter a year ago;
  Non-GAAP earnings per diluted share decreased to $0.04 from $0.10 in the fourth quarter a year ago; and
  EBITDA decreased $6.2 million, or 20.2%, to $24.4 million compared to the fourth quarter a year ago.

Pet Segment Fiscal 2019 Fourth Quarter Results

Fourth quarter net sales for the Pet segment increased 4.9% from the same period a year ago, to $355.9 million. The gain was due in part to the inclusion of the C&S acquisition as well as organic growth. The Pet segment’s branded product sales were $272.3 million, up 3.9% compared to the fourth quarter a year ago, and sales of other manufacturers’ products were $83.6 million, an increase of 8.3%. Pet organic sales grew 2.2%, on higher sales of other manufacturers products, as well as strength in the dog & cat and wild bird businesses. The gains more than offset lower sales in the aquatics and live fish businesses.

The Pet segment’s operating income declined 3.8% to $30.9 million and operating margin decreased 80 basis points, to 8.7%, from $32.2 million and 9.5%, respectively, in the fourth quarter a year ago. The declines were primarily due to lower results in the Company's animal health and pet bedding businesses, which included write-offs and expenses taken during the quarter related to receivables and inventory.

Garden Segment Fiscal 2019 Fourth Quarter Results

Net sales for the Garden segment increased 13.4% compared to the fourth quarter a year ago to $184.8 million, aided by the acquisition of Arden but primarily driven by organic growth. The Garden segment’s branded product sales were $142.7 million in the quarter, up 7.1% compared to the fourth quarter a year ago. Sales of other manufacturers’ products increased 42.2% to $42.1 million. Organic sales rose 9.7%, despite the impact of unfavorable weather during the quarter on controls product sales. Higher sales of other manufacturers' products were the primary driver of the improved organic revenue, with meaningful gains also contributed by the wild bird, grass seed, and live plants businesses.

The Garden segment’s operating income in the quarter decreased to $0.3 million compared to $1.6 million in the fourth quarter a year ago, and Garden operating margin decreased 80 basis points to 0.2%. The inclusion of Arden in the Garden segment, which was not in last year's Garden results, negatively impacted both measures. Mix of products sold was also a detractor to margins.

Additional Information

At September 28, 2019, the Company’s cash and short-term investment balance was $497.7 million, compared to $482.1 million a year ago. Cash flow from operations for the fourth quarter of fiscal 2019 was $112.2 million, compared to $96.4 million in the fourth quarter of fiscal 2018.

Total debt at September 28, 2019 was $693.2 million compared to $692.2 million at September 29, 2018. Net interest expense was $8.1 million for the fourth quarter of fiscal 2019 compared to $8.9 million in the prior-year period. The Company's leverage ratio at the end of the quarter and year, as defined in the Company's credit agreement, was 3.1x compared to 3.0x in the prior year quarter.

Other expense for the quarter decreased to $0.2 million from $4.4 million in the fourth quarter a year ago due to the absence of Arden in the other expense line.

The Company's effective tax rate for the fourth quarter was 22.8% compared to a tax benefit of 112.9% in the fourth quarter of 2018. For the full fiscal year, the tax rate was 22.3% compared with 2.6% last year. The fiscal 2018 tax rate reflects the revaluation of the Company's deferred tax accounts and a reduction in the U.S. Federal corporate tax rate in fiscal 2018. Excluding the impact of the revaluation of the deferred tax accounts in fiscal 2018, the Company's tax rate for fiscal 2018 was 19.5%. Fiscal 2019 tax rates reflect a higher weighted average tax rate for the year due to a less favorable impact from changes in accounting standards around non-cash equity compensation expense than in the prior fourth quarter and fiscal year periods.

During the fourth quarter, the Company repurchased 1.8 million shares of its stock. As of the end of its fiscal year, the Company had $100 million remaining on its Board authorized share repurchase program, as well as an additional 1.2 million shares remaining on the Board's equity dilution authorization.

Guidance

The Company currently believes diluted EPS for fiscal 2020 will be at or modestly above its fiscal 2019 results. Increased demand creation spending and continuing challenges in its animal health businesses will be headwinds to earnings growth for the year. In addition, the Company's first quarter diluted EPS is currently expected to be a loss of $0.10 to $0.15, principally due to the timing of orders in the first quarter compared to a year ago, continuing challenges in the animal health businesses, and higher corporate expenses. The guidance for the quarter does not take into consideration the effects of a recent fire at one of the Company’s facilities, which may impact the first quarter but is currently not expected to materially impact full year results. Updated guidance for the fiscal year is expected to be provided in early February, after the initial assessment and proposed actions of the new CEO can be factored into the Company's expectations.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its fourth quarter and fiscal 2019 results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13696804. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13696804.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; outdoor cushions and pillows from ARDEN COMPANIES; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,800 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for increased marketing activities and capital expenditures and their impact on future growth, the expected continuing challenges in the animal health businesses, and earnings guidance for the first quarter and full fiscal 2020 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  potential acquisitions;
  the impact of new accounting regulations on the Company's tax rate;
  our ability to recover losses and mitigate business interruption caused by the November 2019 fire at our DMC facility in Texas;
  dependence on a small number of customers for a significant portion of our business;
  the impact of tariffs or further expansion of the trade war;
  risk associated with litigation arising from our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
Unaudited

ASSETS	September 28, 2019	September 29, 2018
Current assets:
Cash and cash equivalents	$497,749	$482,106
Restricted cash	12,952	10,899
Accounts receivable, net	300,135	275,908
Inventories	466,197	427,823
Prepaid expenses and other	30,160	20,562
Total current assets	1,307,193	1,217,298

Plant, property and equipment, net	245,405	217,647
Goodwill	286,077	281,177
Other intangible assets, net	146,137	152,265
Other assets	40,208	38,822
Total	$2,025,020	$1,907,209

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$149,246	$110,259
Accrued expenses	129,166	102,583
Current portion of long-term debt	113	122
Total current liabilities	278,525	212,964

Long-term debt	693,037	692,031
Deferred income taxes and other long-term obligations	57,281	49,380

Equity:
Common stock	115	121
Class A common stock	430	439
Class B stock	16	16
Additional paid-in capital	575,380	590,168
Retained earnings	421,742	362,923
Accumulated other comprehensive income (loss)	(1,676)	(1,218)
Total Central Garden & Pet shareholders’ equity	996,007	952,449
Noncontrolling interest	170	385
Total equity	996,177	952,834
Total	$2,025,020	$1,907,209

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net sales	$540,744	$502,314	$2,383,010	$2,215,362
Cost of goods sold and occupancy	392,220	355,296	1,678,969	1,539,986
Gross profit	148,524	147,018	704,041	675,376
Selling, general and administrative expenses	137,661	128,808	551,973	508,040
Operating income	10,863	18,210	152,068	167,336
Interest expense	(10,684)	(10,619)	(42,614)	(39,196)
Interest income	2,584	1,681	9,554	3,145
Other income (expense), net	(245)	(4,402)	243	(3,860)
Income before income taxes and noncontrolling interest	2,518	4,870	119,251	127,425
Income tax (benefit) expense	573	(5,497)	26,604	3,305
Net income including noncontrolling interest	1,945	10,367	92,647	124,120
Net income (loss) attributable to noncontrolling interest	(495)	(201)	(139)	526
Net income attributable to Central Garden & Pet Company	$2,440	$10,568	$92,786	$123,594

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.04	$0.20	$1.63	$2.39
Diluted	$0.04	$0.19	$1.61	$2.32

Weighted average shares used in the computation of net income per share:
Basic	56,017	54,059	56,770	51,716
Diluted	56,618	55,376	57,611	53,341

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including EBITDA, organic sales, non-GAAP operating income on a consolidated and segment basis, and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization (or operating income plus depreciation and amortization expense). We present EBITDA because we believe that EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. EBITDA is used by our management to perform such evaluation. EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently and it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Gains from the fair value remeasurement of previously held investment interests: we have excluded the impact of the fair value remeasurement of a previously held investment interest as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of this gain supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Asset impairment charges: we have excluded the impact of asset impairments on intangible assets as such non-cash amounts are inconsistent in amount and frequency. We believe that the adjustment of these charges supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
  The U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Job Act (the "Tax Reform Act") in December 2017. We have excluded the transitional impact of the Tax Reform Act as the remeasurement of our deferred tax assets and liabilities does not reflect the ongoing impact of the lower U.S. statutory rate on our current year or future year earnings.
  Gains on disposals of significant plant assets: we have excluded the impact of gains on the disposal of significant plant assets as these represent infrequent transactions that impact the comparability between operating periods. We believe the adjustment of these gains supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Tax impact: adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments made reflect the following:

(1)

During the second quarter of fiscal 2019, we recorded a $3.2 million non-cash gain in our Garden segment from the fair value remeasurement of our previously held 45% interest in Arden upon our acquisition of the remaining 55% interest. The gain was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.

(2)	During the second quarter of fiscal 2019, we recognized a non-cash impairment charge in our Pet segment of $2.5 million related to the impairment of intangible assets caused by a retail customer exiting the live fish business. The adjustment was recorded as part of selling, general and administrative costs.
(3)

As a result of the Tax Reform Act, during fiscal 2018, we recorded a tax benefit of $21.5 million, of which $16.3 million was recorded in the first quarter and $5.2 million in the fourth quarter, due to the remeasurement of our deferred tax assets and liabilities. We excluded only this transitional impact and did not include in the adjustment the ongoing impact of the lower U.S. statutory rate on our earnings.

		GAAP to Non-GAAP Reconciliation (in thousands) For the Fiscal Year Ended
		Consolidated
		September 28, 2019	September 29, 2018
Operating Income Reconciliation
GAAP operating income		$152,068	$167,336
Previously held investment interest fair value remeasurement	(1)	(3,215)	—
Intangible asset impairment	(2)	2,540	—
Non-GAAP operating income		$151,393	$167,336

Pet Segment Operating Income Reconciliation
GAAP Pet segment operating income		$122,727	$140,353
Intangible asset impairment	(2)	2,540	—
Non-GAAP Pet segment operating income		$125,267	$140,353

Garden Segment Operating Income Reconciliation
GAAP Garden segment operating income		$102,170	$95,551
Previously held investment interest fair value remeasurement	(1)	(3,215)	—
Non-GAAP Garden segment operating income		$98,955	$95,551

		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Fiscal Year Ended
Net Income and Diluted Net Income Per Share Reconciliation		September 28, 2019	September 29, 2018
GAAP net income attributable to Central Garden & Pet		$92,786	$123,594
Previously held investment interest fair value remeasurement	(1)	(3,215)	—
Intangible asset impairment	(2)	2,540	—
Tax effect of remeasurement and impairment		151	—
Tax effect of revaluation of deferred tax amounts	(3)	—	(21,485)
Non-GAAP net income attributable to Central Garden & Pet		$92,262	$102,109
GAAP diluted net income per share		$1.61	$2.32
Non-GAAP diluted net income per share		$1.60	$1.91
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		57,611	53,341

		GAAP to Non-GAAP Reconciliation (in thousands) For the Quarter Ended
Net income and diluted net income per share		September 28, 2019	September 29, 2018
GAAP net income (loss)		$2,440	$10,568
Tax effect of revaluation of deferred tax amounts	(1)	—	5,142
Non-GAAP net income		$2,440	$5,426
GAAP diluted income (loss) per share		$0.04	$0.19
Non-GAAP diluted income per share		$0.04	$0.10
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		56,618	55,376

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 28, 2019
	Consolidated		Pet Segment		Garden Segment
		Percent Change		Percent Change		Percent Change
Reported net sales FY 2019 (GAAP)	$2,383.0		$1,384.7		$998.3
Reported net sales FY 2018 (GAAP)	2,215.4		1,340.9		874.5
Increase in net sales	167.6	7.6%	43.8	3.3%	123.8	14.2%
Effect of acquisitions and dispositions on increase in net sales	134.7		46.3		88.4
Increase (decrease) in organic net sales	$32.9	1.5%	$(2.5)	(0.2)%	$35.4	4.0%
	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 29, 2018
	Consolidated		Pet Segment		Garden Segment
		Percent Change		Percent Change		Percent Change
Reported net sales FY 2018 (GAAP)	$2,215.4		$1,340.9		$874.5
Reported net sales FY 2017 (GAAP)	2,054.5		1,246.4		808.1
Increase in net sales	160.9	7.8%	94.5	7.6%	66.4	8.2%
Effect of acquisitions and dispositions on increase in net sales	140.3		56.2		84.1
Increase in organic net sales	20.6	1.0%	38.3	3.1%	(17.7)	(2.2)%
Estimated impact of extra week in fiscal 2017 on organic sales	32.8		21.4		11.4
Organic net sales adjusted for extra week	$53.4	2.6%	$59.7	4.8%	$(6.3)	(0.8)%

	GAAP to Non-GAAP Reconciliation For the Quarter Ended September 28, 2019
	Consolidated		Pet Segment		Garden Segment
		Percent Change		Percent Change		Percent Change
Reported net sales Q4 FY19 (GAAP)	$540.7		$355.9		$184.8
Reported net sales Q4 FY18 (GAAP)	502.3		339.4		162.9
Increase in net sales	38.4	7.7%	16.5	4.9%	21.9	13.4%
Effect of acquisition and divestitures on increase in net sales	15.1		9.0		6.1
Adjusted organic net sales	$23.3	4.6%	$7.5	2.2%	$15.8	9.7%
	GAAP to Non-GAAP Reconciliation For the Quarter Ended September 29, 2018
	Consolidated		Pet Segment		Garden Segment
		Percent Change		Percent Change		Percent Change
Reported net sales Q4 FY18 (GAAP)	$502.3		$339.4		$162.9
Reported net sales Q4 FY17 (GAAP)	490.5		330.5		160.0
Increase in net sales	11.8	2.4%	8.9	2.7%	2.9	1.8%
Effect of acquisition and divestitures on increase in net sales	31.1		14.6		16.5
Decrease in organic net sales	(19.3)	(3.9)%	(5.7)	(1.7)%	(13.6)	(8.5)%
Impact estimate of extra week in Q4 FY17	32.8		21.4		11.4
Adjusted organic net sales	$13.5	2.8%	$15.7	4.8%	$(2.2)	(1.4)%

EBITDA Reconciliation

The following is a reconciliation of net income to EBITDA:

	GAAP to non-GAAP Reconciliation Fiscal Year Ended September 28, 2019
EBITDA Reconciliation	Total	Garden	Pet	Corp
Net income attributable to Central Garden & Pet	$92,786	—	—	—
Interest expense, net	33,060	—	—	—
Other income	(243)	—	—	—
Income tax expense	26,604	—	—	—
Net income attributable to noncontrolling interest	(139)	—	—	—
Sum of items below operating income	59,282	—	—	—
Income from Operations	152,068	102,170	122,727	(72,829)
Depreciation & Amortization	50,828	11,959	32,803	6,066
EBITDA	$202,896	$114,129	155,530	(66,763)

	GAAP to non-GAAP Reconciliation Fiscal Year Ended September 29, 2018
EBITDA Reconciliation	Total	Garden	Pet	Corp
Net income attributable to Central Garden & Pet	$123,594	—	—	—
Interest expense, net	36,051	—	—	—
Other income	3,860	—	—	—
Income tax expense	3,305	—	—	—
Net income attributable to noncontrolling interest	526	—	—	—
Sum of items below operating income	43,742	—	—	—
Income from Operations	167,336	95,551	140,353	(68,568)
Depreciation & Amortization	47,199	8,744	29,889	8,566
EBITDA	$214,535	$104,295	170,242	(60,002)
	GAAP to non-GAAP Reconciliation Quarter Ended
EBITDA Reconciliation	September 28, 2019	September 29, 2018
Net income attributable to Central Garden & Pet	$2,440	$10,568
Interest expense, net	8,100	8,938
Other expense	245	4,402
Income tax expense	573	(5,497)
Net income attributable to noncontrolling interest	(495)	(201)
Sum of items below operating income	8,423	7,642
Income from Operations	10,863	18,210
Depreciation & Amortization	13,517	12,327
EBITDA	$24,380	$30,537

Contacts

Steve Zenker
VP of Investor Relations, FP&A and Communications
Central Garden & Pet Company
925.948.3657